Exhibit 99.3

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES
APPOINTMENT OF MARTIN A. GRIFFITHS AS
CHIEF FINANCIAL OFFICER

Dallas Lucas to Serve as Advisor Through May 30, 2007

LOS ANGELES, February 27, 2007, - Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that Mr. Martin A. Griffiths has been appointed Chief Financial Officer to replace Mr. Dallas Lucas who is resigning as an officer of the Company effective March 2, 2007 in order to pursue other interests. Thereafter, Mr. Lucas will serve as an advisor for a three month period and will consult with the Company on various financing transactions, including completion of the Blackstone/EOP portfolio purchase.

Mr. Robert F. Maguire III, Chairman and Co-Chief Executive Officer of Maguire Properties, said, “Dallas has played a key role at the Company for the past several years, including the period of our transition to a public company and in implementing our acquisition financing strategies since our IPO in June 2003. We appreciate his contributions and are pleased he will continue to work with our finance team on some specific projects for an interim period. We are delighted to be able to immediately appoint Martin Griffiths to the position of Chief Financial Officer. Martin is a seasoned financial executive with significant real estate expertise. He has been a valuable member of our management team since joining the Company last year and we expect that Martin and the rest of our strong finance team will make a smooth transition.”

“The Company is enormously pleased with its recent announcement of acquiring the former EOP Orange County and Downtown Los Angeles properties from The Blackstone Group and is equally pleased with our leasing activity across the portfolio and development progress. The strength of our markets continues and is evidenced by the enormous capital investment. We believe we are ideally positioned for continued, long term growth and remain focused on generating value for our shareholders.”

Mr. Lucas stated, “I appreciate having the opportunity to help take Maguire Properties public and to contribute to the substantial growth of the Company in the past few years. Following 13 years serving in various Chief Financial Officer positions, four of those at Maguire Properties, I am looking forward to pursuing other interests and opportunities in the future.”

Mr. Griffiths said, “I am very pleased to take on this new position at the Company. I anticipate working with Dallas over the next few months as we focus on completing the financing for the Blackstone/EOP transaction and establish a joint venture for the portfolio. We are fortunate to have a strong and capable finance team and expect a smooth transition as we work together to position the Company for continued growth and success.”

Mr. Griffiths has served as Executive Vice President, Operations since July 2006. He is a financial and expert tax professional who is an effective manager and is skilled in conceptualizing and structuring real estate transactions. Mr. Griffiths has represented numerous public and private real estate companies in his career particularly Maguire Properties, and also Douglas Emmett Realty, Thomas Properties Group, CommonWealth Partners and Macerich Company. Prior to joining Maguire Properties he was most recently a partner at Deloitte Tax, LLP where he ran the real estate tax group for the Pacific Southwest. Prior to that, Mr. Griffiths was a partner in the real estate tax practice at Arthur Andersen where he worked from 1985 to 2002. He has worked closely with the Maguire organization for over 20 years. He holds a Bachelor of Science degree in accounting from Loyola Marymount University and is a certified public accountant.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558